Exhibit 99.1

Corporate Contact:

Ana Kapor

SciClone Pharmaceuticals, Inc.

650.358.3437

investorrelations@sciclone.com

SCICLONE ISSUES GUIDANCE, BREAKING THROUGH TO PROFITABILITY FOR THE FULL

YEAR OF 2009

Company Announces 46 Percent Revenue Growth for 2008

Company to Issue Fourth Quarter and Full Year 2008 Financial Results on March 3

FOSTER CITY, CA – February 9, 2009 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced that revenues for 2008 rose 46% over the prior year to reach a record $54 million (unaudited). SciClone ended 2008 with more than $27 million in cash. The company also issued guidance for continued double-digit revenue growth in 2009. Together with a cost-containing clinical development strategy and tight expense management, SciClone expects to reach sustainable profitability for the full year of 2009.

“Over the past several months we have worked tirelessly to revamp our corporate strategy to focus intently on obtaining and maintaining profitability in 2009. Last year we achieved impressive top-line results largely driven by our China-based sales organization. This year we will leverage and expand that international success with our robust pipeline to obtain long-term profitability,” said Friedhelm Blobel, SciClone President and Chief Executive Officer. “Our new development strategy allows us to retain the biotechnology upside from our portfolio of phase 2 trials, while growing our commercial activities by expanding our pipeline as well as through expansion into new geographic markets.”

For 2009, the company anticipates revenues of between $60 and $62 million, an increase of approximately 15%. SciClone expects its revenue growth to be driven by the sales of ZADAXIN® and the introduction of DC BeadTM in China for the treatment of liver cancer in 2009. The company anticipates earnings per share for the full year 2009 to be between $0.00 and $0.02.

“Our emphasis on increasing product sales combined with judicious expense management is expected to enable SciClone’s shift from a development company to a profitability-driven enterprise,” said Gary Titus, SciClone’s Chief Financial Officer. “Longer-term, we will continue to focus on creating shareholder value by driving cost-efficient phase 1 and 2 development of promising compounds while seeking development partners for costly phase 3 trials, as well as in-licensing products rapidly accretive to our bottom line.”

SciClone at BIO CEO & Investor Meeting

Friedhelm Blobel is presenting a corporate overview at the BIO CEO & Investor Conference 2009 today at 12:00 p.m. ET in New York City. Friedhelm Blobel plans to discuss expectations for 2008 financial results and guidance for certain 2009 milestones and financial expectations. A live audio webcast of the corporate presentation can be accessed through a link located in the Investor Relations section of SciClone’s website at www.sciclone.com.

Fourth Quarter and Year 2008 Results Conference Call

SciClone also announced today that it will hold a conference call on Tuesday, March 3, 2009 at 8:00 am PT to discuss fourth quarter and full year 2008 financial results and give a business and product update and guidance for 2009. The call will be hosted by Friedhelm Blobel, Gary Titus, and Israel Rios, MD, Chief Medical Officer and Senior Vice President.

LIVE CALL:	877-741-4248 (U.S./Canada)
719-325-4813 (International)

REPLAY:	888-203-1112 (U.S./Canada)
719-457-0820 (International)
Passcode: 9394431
(Replay available from Tuesday, March 3, 2009 at 2:00 p.m. ET until 11:59 p.m. ET on Friday, April 3, 2009)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is only accurate at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a profitability-driven global biopharmaceutical company with a successful international business and a product portfolio of novel therapies for cancer and infectious diseases. The Company is on track to achieve sustained profitability for the full year 2009 through a combination of worldwide sales growth, a cost-containing clinical development strategy, and tight expense management. ZADAXIN is sold in over 30 countries for the treatment of hepatitis B and hepatitis C, certain cancers and as a vaccine adjuvant. According to SciClone’s most recent publicly issued guidance, sales of ZADAXIN are expected to be between $60 and $62 million in 2009. SciClone’s solid cash position and highly profitable operations are key to advancing its pipeline of phase 2 and 3 drug candidates, including: ZADAXIN in phase 3 for stage IV melanoma; RP101 in phase 2 for the treatment of pancreatic cancer; SCV-07 in phase 2 for the treatment of HCV and oral mucositis; and, awaiting approval in China, DC Bead for the treatment of liver cancer. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the business, products and financial results of SciClone Pharmaceuticals, Inc. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risks and uncertainties include changes to our final fiscal year 2008 results that may result in the course of completion of our audit, developments with respect to our products as well as the outcome of the director nomination notice received by SciClone in December 2008 from a company controlled by Sigma-Tau Finanziaria S.p.A. Please also refer to other risks and uncertainties described in SciClone’s filings with the Securities and Exchange Commission. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Important Information/ Solicitation Participants Legend

SciClone Pharmaceuticals, Inc. will file a proxy statement in connection with its 2009 annual meeting of stockholders and advises its stockholders to read that proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain a free copy of that proxy statement and other documents (when available) that SciClone files with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. That proxy statement and these other documents will also be available free of charge by directing a request to SciClone Pharmaceuticals, Inc., Attn: Investor Relations, 950 Tower Lane, Suite 900, Foster City, CA 94404, or from SciClone at www.sciclone.com.

SciClone, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from the SciClone stockholders in connection with the 2009 annual meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in SciClone’s proxy statement filed on May 5, 2008 for the 2008 annual meeting of stockholders. To the extent that holdings of SciClone securities on the part of those individuals have changed since the date of that proxy statement, those changes have been reflected on Statements of Changes in Ownership on Forms 3 or 4 filed with the Securities and Exchange Commission. More current information regarding the interests of the directors and named executive officers of SciClone will be contained in the proxy statement referred to in the preceding paragraph.